Exhibit 99.1

Dear Members:

Since our last report, IRE has had a very busy summer. We have several new faces and changing roles for some old ones. Our marketing and operating agreement with REG has also ended this summer and we have officially begun our new marketing agreement with World Management Group (WMG).

I would like to begin by introducing IRE’s newest Board member, Larry Rippey. Larry has joined the IRE Board as a director, and has also begun serving on the audit committee. Larry is a CPA with 31 years of public accounting experience. He is the principal owner of Graf & Company, which is a certified public accounting firm located in Fairfield, Iowa and serves over 2,000 clients in Iowa and Missouri. Since joining the Board Larry has provided significant help setting up the new accounting systems for IRE that are necessary because our Management and Services Agreement (MOSA) with REG terminated.

Since our MOSA with REG officially ended June 30, we have made some adjustments in personnel and in some of our network systems, including changes to our accounting and computer networks.

Al Yoder has been the General Manager for IRE and also an employee of REG since we began operations. Al has decided to leave IRE and REG and we wish him success pursuing new interests.

Bill Pim has accepted a full time position with IRE as Chief Financial/Chief Operating Officer (CFO/COO) and has assumed the duties of the day-to-day operation of IRE. Bill is a CPA and an experienced corporate CFO, and has been a director on the Board since the inception of IRE. Bill’s corporate management experience is already proving beneficial with ongoing operations and relations with our lending group. Bill will be resigning from the Board once a suitable replacement for him is found.

Glen Hansel has been our Operations Manager since we began operations and like Al was also an REG employee. Since the end of our MOSA with REG, Glen has elected to become a full time employee of IRE as IRE’s Plant Manager. Glen is very experienced with plant operations and has been an important part of our operations team. The Board is pleased that Glen has become an IRE employee and we believe he will continue to play an important part in IRE’s ability to produce high quality product in an efficient and cost effective manner.

As of June 30, 2010 our MOSA with REG has terminated, and our new marketing agreement has formally taken effect with World Management Group (WMG). Since then we have been getting our accounting and network systems in place and IRE is now operating as a stand alone company without others providing internal services. Although the MOSA with REG ended, this does not prevent the possibility of future sales to REG. Additionally, IRE’s ongoing arbitration with REG is continuing and we will work to drive this to a resolution.

Now that our new agreement with WMG is in effect they have been very active out in the marketplace working with potential customers. As the regulatory and political field changes, we are expecting to see the markets and demand for product begin to improve. While we have not had the opportunity to begin production yet this summer, the implementation of the amended Renewable Fuel Standard (RFS2), which requires the use of set amounts biodiesel, is very positive for IRE and the biodiesel industry. Unfortunately, the continued Congressional inaction and uncertainty surrounding the renewal on the $1.00/gallon blenders tax credit has left the market uncertain as to when and how to move forward, and this continues to slow any increase in demand from RFS2. We encourage each of you to contact your representatives in Congress and let them know that they need to act for the benefit of the biodiesel industry.

In preparation for restarting production, IRE has been working closely with our lending bank group. We are in active negotiations to secure a short term line of credit. An agreement has not been finalized, but we are very hopeful that things will be put into place in the near future. Once an agreement is reached we will make an announcement regarding the material terms of the agreement.

Finally, IRE has a new website under construction and we hope to have it up and running soon. This will be a site that we will be able to more easily update, and we hope that it will become a more useful tool for communication with all of you. Please continue to check for updates and as always, check the SEC website for all of our current filings.

Once again, the entire Board thanks everyone for their participation and continued support of IRE.

Sincerely,

Michael J. Bohannan
Chairman IRE